Exhibit 99.1

THE STEAK N SHAKE COMPANY
REPORTS FISCAL FIRST QUARTER 2007 RESULTS
-	First Quarter Total Revenues Grew 6.1% -
-	Company Opens 6 New Restaurants -

INDIANAPOLIS, January 24, 2007/PRNewswire -- The Steak n Shake Company (NYSE:SNS) today announced its revenues and earnings for the first quarter 2007 ended December 20, 2006.

Highlights for Fiscal First Quarter Include:
•	Total revenues increased 6.1% to $147.3 million
•	Net earnings were $4.2 million and diluted earnings per share were $0.15
•	Six new restaurants opened during the first quarter

Fiscal First Quarter 2007 Results
Total revenues for the fiscal first quarter 2007 grew 6.1% to $147.3 million from $138.7 million in the same quarter last year. Same-store sales during the first quarter declined 1.7%, improving from a decline of 3.4% in the fourth quarter of fiscal 2006.

Net earnings for the fiscal first quarter 2007 were $4.2 million, or $0.15 per diluted share, compared to $4.7 million, or $0.17 per diluted share, in the prior year period. During the quarter the Company opened five new Company-owned restaurants and one new franchise unit.

Peter Dunn, President and Chief Executive Officer commented, “During the first quarter we continued to focus on our top priority of executing initiatives to create sustainable same store sales momentum through improved store execution, new product innovation, and optimization of the Steak n Shake concept. Although same store sales remained negative during the quarter, we are encouraged by the improvement since the fourth quarter of fiscal 2006. We believe the current initiatives will enable us to make progress on the fundamentals and accelerate positive same store sales momentum over time, which will allow us to perform more consistently in all market conditions, and unlock the long-term growth potential of the Steak n Shake brand.”

As of December 20, 2006, there were 483 Steak n Shake restaurants operating in 19 states, including 434 Company-owned restaurants and 49 franchise units.

Fiscal 2007 Guidance
The Company reiterates its previously communicated guidance for fiscal year 2007. The Company anticipates diluted earnings per share in the range of $0.90 to $1.00. This is based on expected same store sales growth of positive 1% to down 3%. The Company anticipates opening approximately 15 Company-owned restaurants and at least 7 franchise units in fiscal 2007. During the year, the Company will review all aspects of the current organization and will take any necessary actions to ensure sales and earnings momentum going forward. Any actions which would affect cash flow have been estimated and are included in the earnings per share guidance above. In addition, the Company will continue reviewing all underperforming stores and will develop a plan to improve each store’s performance or dispose of the assets.

Investor Conference Call and Webcast
The Steak n Shake Company will broadcast its investor conference call live over the Internet at 5:00 p.m. Eastern Time, 4:00 p.m. Central Time today. Hosting the call will be Peter M. Dunn, President and Chief Executive Officer, and Jeffrey A. Blade, Senior Vice President and Chief Financial Officer.

Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.steaknshake.com. The on-line replay will be available for a limited time immediately following the call.

The call can also be accessed live over the phone by dialing (877) 704-5381, or for international callers, (913) 312-1295. A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820. The passcode for the replay is 1567941. The replay will be available until January 31, 2007.

About Steak n Shake
Steak n Shake is a full service, casual dining restaurant serving a core menu of its famous STEAKBURGERTM sandwiches, thin ‘n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest’s order and served by friendly, well-trained associates. Steak n Shake restaurants feature full-service dining areas, counter service and drive-thru windows and are open 24 hours a day, seven days a week.

This press release contains forward-looking information. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures, or other financial items, and assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as “anticipate”, “believe”, “expect”, “may”, “will”, and other similar terminology. These statements speak only as of the date they were made and involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Several factors, many beyond our control, could cause actual results to differ significantly from our expectations, such as the following: the effectiveness of our planned expansion; the poor performance or closing of even a small number of restaurants; our ability to attract and retain guests; changes in guest preferences, tastes and dietary habits; minimum wage rates; the availability and cost of qualified personnel; fluctuations in food commodity prices and the availability of food commodities; harsh weather conditions; unfavorable publicity relating to food safety or food borne illness; our ability to comply with existing and future governmental regulations; our ability to adequately protect our trademarks, service marks, and other components of our brand; and other risks identified in the Company’s periodic reports filed with the SEC. Additional risks and uncertainties not currently known to the Company or that are currently deemed immaterial may also become important factors that may harm the Company’s business, financial condition, results of operations or cash flows. The Company assumes no obligation to update forward-looking statements except as required in its periodic reports,

Contact: Jeffrey A. Blade
Jeff.blade@steaknshake.com
www.steaknshake.com
(317) 633-4100

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	TWELVE
	WEEKS ENDED
	12/20/2006		12/21/2005
(Amounts in $000's, except share and per share data)	(UNAUDITED)		(UNAUDITED)
Revenues
Net sales	$146,458	99.5%	$137,852	99.4%
Franchise fees	808	0.5%	889	0.6%
	147,266	100.0%	138,741	100.0%
Costs and Expenses
Cost of sales (1)	33,070	22.6%	31,520	22.9%
Restaurant operating costs(1)	75,468	51.5%	69,791	50.6%
General and administrative	13,555	9.2%	12,472	9.0%
Depreciation and amortization	7,226	4.9%	6,397	4.6%
Marketing	6,426	4.4%	5,852	4.2%
Interest	3,133	2.1%	2,787	2.0%
Rent	3,048	2.1%	2,534	1.8%
Pre-opening costs	934	0.6%	1,179	0.8%
Provision for restaurant closings	(66)	0.0%	-	0.0%
Other income, net	(405)	-0.3%	(656)	-0.5%
	142,389	96.7%	131,876	95.1%

Earnings Before Income Taxes	4,877	3.3%	6,865	4.9%

Income Taxes(2)	712	0.5%	2,206	1.6%

Net Earnings	$4,165	2.8%	$4,659	3.4%

Net Earnings Per Common and
Common Equivalent Share:
Basic	$.15		$0.17
Diluted	$.15		$0.17

Weighted Average Shares
and Equivalents:
Basic	27,907,125		27,631,153
Diluted	28,131,733		27,929,453

(1)  Costs of sales and restaurant operating costs are expressed as a percentage of net sales.
(2)  Income taxes for the first quarter of fiscal 2007 include a $650 benefit related to the Work Opportunity and Welfare to Work Tax Credits, which were reinstated during the quarter with retroactive treatment to January 1, 2006.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	12/20/2006	9/27/2006
(Amounts in $000's)	(UNAUDITED)	(UNAUDITED)
Assets
Current assets	$28,365	$30,920
Property and equipment - net	500,431	490,142
Other assets	25,182	21,459

Total assets	$553,978	$542,521

Liabilities and Shareholders' Equity
Current liabilities	$90,321	$83,083
Deferred income taxes and credits	9,749	9,605
Obligations under capital leases	142,909	143,996
Senior note	18,788	18,802
Shareholders' equity	292,211	287,035

Total liabilities and shareholders' equity	$553,978	$542,521

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	TWELVE
	WEEKS ENDED
	12/20/2006	12/21/2005
	(UNAUDITED)	(UNAUDITED )
(Amounts in $000's)
Net cash provided by operating activities	$15,916	$17,509
Net cash used in investing activities	(18,578)	(16,888)
Net cash provided by (used in) financing activities	2,994	(201)

Increase in Cash and Cash Equivalents	$332	$420